Exhibit 107.1

Calculation of Filing Fee Table

FORM F-3

(Form Type)

Tencent Music Entertainment Group

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.000083 per share	Rule 457(q)	(1)	(1)	(1)	US$0.0000927	(1)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)

Relates to the registration on Form F-3 (File No. 333-267430) filed by the Registrant. An indeterminate amount of securities is being registered for market-making purposes by an affiliate of the Registrant. Pursuant to Rule 457(q) under the U.S. Securities Act of 1933, as amended, no filing fee is required.